GIAC FUNDS, INC.
SHAREHOLDER VOTING SUMMARY
SEPTEMBER 28, 2006

On September 28, 2006, a special meeting of security holders was held to consider the following proposals, with voting results as shown below. Reference is made to the Prospectus/Proxy Statement on Form N-14 filed with the Commission with respect to each of the proposals described below.

The accession number for the N-14 filing is as follows:
0001104659-06-057234
GIAC Funds, Inc.


1. Approval of the Agreement and Plan of Reorganization, dated August 15, 2006, between GIAC Funds, Inc., on behalf of Baillie Gifford International Growth Fund, and RS Variable Products Trust, on behalf of RS International Growth VIP Series.

   For             Against         Abstain         Total
 <S
     11,074,622.902     552,574.608     931,068.770  12,558,266.280


2. Approval of the Agreement and Plan of Reorganization, dated August 15, 2006, between GIAC Funds, Inc., on behalf of Baillie Gifford Emerging Markets Fund, and RS Variable Products Trust, on behalf of RS Emerging Markets VIP Series.

   For             Against         Abstain         Total
 <S
      5,425,868.435     221,865.800     498,519.515   6,146,253.750


3. Approval of the Agreement and Plan of Reorganization, dated August 15, 2006, between GIAC Funds, Inc., on behalf of The Guardian Small Cap Stock Fund, and RS Variable Products Trust, on behalf of RS Small Cap Core Equity VIP Series.

   For             Against         Abstain         Total
 <S
     13,956,052.072     454,557.527   1,151,099.632  15,561,709.230